SERVICES AGREEMENT


         Agreement dated February 1, 2000, by and between Autotote Systems, Inc., a Delaware corporation ("Autotote") and Sam Houston Race Park, Ltd. ("Owner").

         WHEREAS, Owner operates a facility known as Sam Houston Race Park, Houston, Texas (the "Facility") for the conduct on its premises of the activity specified in Exhibit A and requires certain services of Autotote in connection with the establishment and operation of services that are described in this Agreement ("Services") at the Facility; and

         WHEREAS, AUTOTOTE desires to furnish certain equipment ("Equipment"), labor and the software ("Software") required to perform the Services called for by this Agreement (collectively the "System"), all as described in Exhibit B.

         NOW, THEREFORE, in consideration of the premises and the mutual convenants hereinafter set forth, the parties hereto agree as follows:

         SECTION 1      FURNISHING OF SYSTEM AND SERVICES

         (a) Subject to the terms and conditions of this Agreement, Autotote agrees to operate and maintain the System at the Facility on all days on which licensed racing/simulcasting is being conducted at the Facility during the term of this Agreement. Owner agrees to exclusively employ Autotote to perform the Services during the term of this Agreement. The parties may agree to install portions of the System at other locations and such locations shall be deemed included within "Facility"; such agreement shall not be unreasonably withheld by either party.

         (b) In connection with such Services, Autotote agrees to maintain the System at the Facility, including furnishing the items described in Exhibit B.

         (c) All rights, title and ownership interest in and to the System shall at all times remain with Autotote and the System shall remain in the possession and under the direct control of Autotote. Owner grants Autotote unimpeded access to any System at any time and shall permit the removal by Autotote of the portable parts of the System when not required to provide Services at the Facility.

         SECTION 2 OWNER RESPONSIBILITIES. Owner shall be responsible for the items described in Exhibit D.

         SECTION 3 INSTALLATION. Owner agrees to perform in a good and workmanlike manner all of the acts required to be performed by Owner as set forth in the applicable provisions of and exhibits to this Agreement. Autotote acknowledges Owner's performance of this section, with respect to the installation prior to the date hereof.

         SECTION 4      PRICE(S) AND PAYMENT.

(a) Owner agrees to pay Autotote as provided in Exhibit F.

(b) Any charges for work done by Autotote under any section of this Agreement, or for additional material or equipment supplied by Autotote in accordance with order(s) of Owner or its agent, shall be considered as amounts due to Autotote from Owner in accordance with Exhibit F.

(c) If it becomes necessary for Autotote to undertake work or activities, or purchase or install equipment or materials, which herein are made the obligations of Owner, in order to insure Autotote's proper performance of the Agreement, then any costs incurred by Autotote as a result of such work, activities, purchases, or installations shall be considered as amounts due to Autotote from Owner in accordance with Exhibit F.

(d) Autotote may refuse to provide Services hereunder for so long as any failure of Owner to pay bonafide amounts due hereunder continues for ten (10) days after Owner receives notice from Autotote that amounts due have not been paid, and Autotote may terminate this Agreement and be relieved and discharged from any and all further responsibility, liability or obligation hereunder.

         SECTION 5 TERM. This Agreement shall be in full force and effect as of February 1, 2000 and for a period of five (5) years ending January 30, 2005, unless sooner terminated as provided herein.

If, during the term of this Agreement, Owner gains the legislative authority to conduct video gaming at the Facility, Autotote will forward a proposal to include Probe XLC video gaming terminals. If the proposal were to be accepted by Owner in its sole discretion, the remaining term of the Agreement would be allowed to expire upon commencement of a new Agreement that includes the Probe XLC equipment.

         SECTION 6 SPECIAL TERMINATION. In the event that wagering at the facility shall be prohibited or become illegal by statute or court decision or by action of cognizant governmental agency, the period of this Agreement shall be deemed to have terminated as of the date of such prohibition or cessation of such legal wagering, but without prejudice to the rights of either party up to the date of termination; provided, however, that in the event the prohibition or cessation of legal wagering is removed and racing on the abovementioned premises becomes legal, this Agreement shall be returned to force intact, subject to availability of personnel and equipment, for the unused balance of the term of the Agreement. Upon termination, Autotote shall have the right to remove its personnel, materials and equipment from the Facility.

After a period of two (2) years after the effective date of this Agreement, Owner may elect to cease its pari-mutuel operations at the Facility without incurring liquidated damages pursuant to Section 13 (C), provided, however, that in the event pari-mutuel operation is resumed, this Agreement shall be returned to force intact, subject to availability of personnel and equipment, for the unused balance of the term of this Agreement.

         SECTION 7      WARRANTY
         (a) Autotote warrants that the System delivered and installed hereunder shall be suitable for betting in accordance with provisions of the Texas Racing Act and rules and regulations of the Texas Racing Comission and that it will operate efficiently and without interruption on all wagering days for the term of this Agreement; provided, however, that there shall not be deemed to be a breach of the foregoing guarantee and warranty if wagering is interrupted for less than thirty (30) minutes on any racing day, or if any interruption in the function of any component part or unit of the System takes place which does not prevent the efficient operation of wagering on any wagering day, or if not more than ten percent (10%) of the ticket issuing machines fail to operate at any time on any wagering day, or if the failure of the System to operate efficiently or without interruption shall be due to or result from one or more of the causes enumerated in Section 9 hereof, or the wilfull misconduct or gross negligence of Owner, its agents or employees, or of any third party, or for any other cause not within the control of Autotote and/or its employees. Notwithstanding the above, if more than five (5) such interruptions occur per calendar year during the term of this Agreement, the default provisions of Section 13 herein shall apply.

         (b) THE WARRANTIES AND REMEDIES SET FORTH IN THIS AGREEMENT SHALL EXTEND ONLY TO OWNER, ARE THE SOLE AND EXCLUSIVE WARRANTIES AND REMEDIES AVAILABLE TO OWNER, APPLY TO ALL EQUIPMENT AND SOFTWARE FURNISHED THEREUNDER AND ARE EXPRESSLY MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

         (c) Liquidated damage obligations of Autotote constitute the sole and exclusive remedy of Owner concerning performance by Autotote or the System or any part thereof relating to the Services, and are specified in Exhibit G.

         SECTION 8      PATENT, TRADEMARK AND COPYRIGHT INFRINGEMENT
         (a) Autotote agrees to defend at its own cost and expense all patent claims or patent litigation (including any claim for damages or royalties which may be made or instituted against Owner, or to which Owner may be a party), based upon or by reason of the installation and operation of the System, uncombined with any equipment or device not furnished by Autotote, and to indemnify and save Owner harmless against any damages or liability incurred or sustained by Owner by reason of any such claim or litigation Owner shall notify Autotote promptly in writing of any claim of infringement for which Autotote is responsible, shall cooperate with Autotote in every reasonable way to facilitate the defense of any such claim and shall allow Autotote to have sole control of the defense of any such claim, suit or cause of action and all negotiations for the settlement or compromise thereof. Should any System part thereof become or in Autotote's opinion be likely to become the subject of a claim for infringement, Autotote shall at its own expense and option, either procure for Owner the right to continue using such System or replace the same with a non-infringing system or modify the System so that it becomes non-infringing or require the System's return; provided, however, if Equipment is replaced or modified such replacements or modifications shall result in equally suitable substitute equipment. This Section shall survive cancellation or termination of this Agreement.

         (b) THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES HERETO FOR INFRINGEMENT OR THE LIKE OF PATENTS, TRADEMARKS AND COPYRIGHTS, WHETHER DIRECT OR CONTRIBUTORY, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD THERETO, INCLUDING WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

         SECTION 9 FORCE MAJEURE. Non-performance of any of the obligations of Autotote or Owner (other than payment obligations) hereunder due to delays from any cause beyond their respective control which could not by reasonable diligence have been avoided, including any act of governmental authority, act of God, accident such as fire, or explosion, strike or other labor difficulties, riot, failure of transportation facilities, shortage of fuel or other material shortage, shall be excusable delay and shall not be a breach of this Agreement. Neither Owner nor Autotote shall be liable to the other for any additional cost as a result of any such delay.

         SECTION 10 OWNERSHIP RIGHTS AND CONFIDENTIAL INFORMATION. All information, know-how, equipment, programming, software, trademarks, trade secrets, plans, drawings, specifications and documentation of Autotote, and all other property of Autotote, real or personal, tangible or intangible, of any nature whatsoever, used or developed in the course of the performance of this Agreement, including, without limitation, the Equipment and Software furnished with the System, shall be and remain the sole property of Autotote and neither Owner nor any other party shall have any interest therein. Owner and Autotote shall in all respects honor and maintain the confidentiality of such confidential or proprietary information as may be disclosed by one party to the other, and shall not use or disclose to others any such information, except for purposes of performing this Agreement. For purposes of this section, Autotote shall include its respective subsidiaries and affiliates. Confidential Information shall not include information in the public domain, rightfully acquired from a third party, already known or independently developed without breach of this Agreement.

         SECTION 11 LIMITATION OF LIABILITY. EXCEPT AS SPECIFICALLY PROVIDED FOR HEREIN, IN NO EVENT SHALL AUTOTOTE BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL AUTOTOTE'S LIABILITY HEREUNDER FOR BREACH OF ANY PROVISION OF THIS AGREEMENT (OTHER THAN WARRANTY AGAINST PATENT INFRINGEMENT), EXCEED THE SPECIFIC LIQUIDATED DAMAGE AMOUNT PROVIDED IN THIS AGREEMENT PLUS ANY SPECIFIC OBLIGATIONS PROVIDED IN THIS AGREEMENT TO INDEMNIFY FOR THIRD PARTY CLAIMS.

         SECTION 12     INDEMNITY

         (a) Autotote shall indemnify and hold Owner harmless against any loss, liability, costs or expenses (including reasonable attorney's fees) arising out of or related to claims and suits for damages to person or property which may be instituted against Owner, or to which Owner may be made a party, arising out of or by reason of the Services provided herein by Autotote, including actions by Autotote, its agents, servants and employees. Autotote shall have the right to exercise full control of all negotiations and litigation in connection therewith, including selection of counsel, and shall not be liable for any costs or expenses incurred by Owner without Autotote's prior written approval, nor shall Autotote be responsible for any claim or litigation based on equipment not furnished by Autotote as part of its Services hereunder.

         (B) Owner will indemnify and hold Autotote harmless against any loss, liability, costs or expenses (including reasonable attorney's fees) arising out of or related to claims or suits for damages to persons or property resulting from the operation of the wagering by agents and employees of Owner. Owner shall have the right to exercise full control of all negotiations and litigation in connection therewith, including selection of counsel and shall not be liable for any costs or expenses incurred by Autotote without Owner's prior written approval.

         SECTION 13     DEFAULT.

         (a) In the event that Autotote shall default in the performance of any provision of this Agreement on its part to be performed (except a breach by Autotote of the provisions of Section 7 and Section 2 of Exhibit G hereof as to which the provisions of said paragraphs shall apply) and such default shall not be cured within a period of twenty (20) days after written notice shall have been received by Autotote specifying such default, then Owner may terminate this Agreement by delivering to Autotote written notice of such termination; and in the event of any such termination Autotote, at its expense, shall remove its personnel, materials and equipment from the Facility.

         (b) In the event that Owner shall default in the performance of any provisions of this Agreement on its part to be performed (except a breach by Owner of the provisions of Section 3 of Exhibit G hereof as to which the provisions of said paragraphs shall apply) and such default shall not be cured within a period of twenty (20) days after notice shall have been given by Autotote to Owner specifying such default, then Autotote may terminate this Agreement by delivering to Owner written notice of such termination; and in the event of any such termination Autotote shall remove its personnel, materials and equipment from the Facility, and the cost of such removal shall be paid for by Owner.

         (c) If any of the said sums of money due Autotote under this Agreement are not promptly and fully paid when the same individually or severally become due and payable and after written notice from Autotote and the expiration of Owner's twenty (20) day period, or if (except if Owner continues to pay under the terms of this Agreement) Owner becomes insolvent, ceases to do business as a going concern, a petition in bankruptcy or for arrangement or reorganization be filed by or against Owner, the materials or equipment provided by Autotote be attached at no fault of Autotote, or a receiver be appointed for Owner, and as a result thereof Autotote elects to terminate this Agreement pursuant to Section 13 (b) then the aggregate sum of the minimum annual amount specified in Section 3 of Exhibit F remaining to be paid for the first two (2) years of the term of this Agreement up to a maximum of Two Hundred Thousand dollars ($200,000) as liquidated damages, shall become due and payable forthwith, or thereafter at the option of Autotote, as fully and completely as if the said amounts were originally stipulated as due prior to such time, anything in this Agreement herein to the contrary notwithstanding. The sum of Two Hundred Thousand dollars ($200,000) in liquidated damages as aforementioned shall be reduced by $8,333.33 for each month, up to a total of twenty four (24) months, Owner has conducted racing and used the System. In any of said events Autotote is authorized and empowered to enter the premises of Owner or other place where Autotote's materials and equipment may be and resume possession of the same without notice or demand or without legal process, such notice and demand being expressly waived, and Autotote may at its option, by suit or otherwise, enforce payment of all due obligations, plus interest and reasonable attorney's fees, and no suit or legal proceedings with respect thereto shall be deemed any waiver of said rights of Autotote to exercise possession of said property as herein provided.

            (d) Notwithstanding anything to the contrary contained in this Agreement, if the Totalisator System (i) does not function so as to comply with provisions of the Texas Racing Act and rules and regulations of the Texas Racing Commission, or (ii) does not provide the services and functions required for satisfactory operations for a Class "1" racing facility, then in such event Owner may terminate this Agreement within twenty (20) days after written notice is delivered to Autotote and Autotote has failed to cure such default. However, once notice has been given as to a particular default under this paragraph, no notice will be required for a similar default in the future, and Owner will be entitled to terminate without further notice. In the event of termination, Autotote, at its expense, shall remove its personnel, materials and equipment from the Facility. Notwithstanding the above, no termination shall occur hereunder unless Autotote shall have been given twenty (20) days to effect a cure as provided for in section 13 (a).

         SECTION 14     ARBITRATION AND REMEDIES.

         (a) Any controversy or claim not settled by the parties arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitration(s) may be entered in any Court having jurisdiction there.

         (b) The remedies expressly provided in this Agreement for breach thereof by Autotote or Owner shall constitute the sole and exclusive remedies to the aggrieved party, and all other remedies which might be otherwise available under the law of any jurisdiction are hereby waived by both Autotote and Owner.

         SECTION 15 RESPONSIBILITIES. All persons employed by each party and assigned to perform work specified by this Agreement shall be employees or representatives of such party at all times and not of the other party, and shall be under the supervision and control of their respective company. Each party shall obey and abide by all social security, workman's compensation, and unemployment laws which shall be applicable to the persons performing the work hereunder.

         SECTION 16 ENTIRE AGREEMENT. This Agreement, including the Exhibits annexed hereto, contains the entire agreement between Autotote and Owner, and no prior written or oral representations, inducements, agreements, promises or understandings altering, modifying, taking from or adding to its terms and conditions shall have any force or effect; and no waiver or modification hereof shall be effective unless the same is in writing and validly executed by the party to be charged Each of the parties hereby confirms that it is not placing any reliance on any convenant, representation or warranty of the other party, whether oral or in writing, express or implied, except those herein set forth.

         SECTION 17 WAIVER. The Waiver by either party of any right hereunder shall not be deemed a waiver of any other right hereunder.

         SECTION 18 ASSIGNMENT. Neither party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld) assign this Agreement or delegate its duties hereunder in whole or part; provided, however, Owner agrees to any assignment Autotote may make for the purpose of obtaining financing with a prime institution on the strength of this Agreement, and Autotote hereby agrees that Owner, without negating its liability, may assign to any entity or person who shall acquire or succed to ownership of the license granted to Owner by the Texas Racing Commission to own and operate the Facility, including any non-profit entity into which Owner may merge. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of any transferee, successor or permitted assign of either party hereto.

         SECTION 19 NOTICE. All notices to be given to Autotote shall be sent through the United Postal Service by Registered or Certified mail, return receipt requested, to Autotote at 100 Bellevue Rd., P.O. Box 6009, Newark, Delaware 19714 or to such address as Autotote shall specify in writing to Owner. All notices to be given to Owner shall be sent through the United States Postal Service or Certified mail, return receipt requested, to Owner at Sam Houston Race Park, Ltd., 5847 San Felipe, Suite 2600, Houston, Texas 77057, with a copy to P.O. Box 2323, Houston, Texas 77252-2323, attention Robet L. Bork, Senior Vice President and General Manager, or to such other address as Owner shall specify in writing to Autotote.

         SECTION 20 REMOVAL OF EQUIPMENT. Upon termination of this Agreement as hereinbefore provided, or upon expiration hereof, Autotote, at its own expense, may remove from the premises of Owner, the System and appurtenant portable and permanent equipment and materials furnished by Autotote.

         SECTION 21 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of System installation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



SAM HOUSTON RACE PARK, LTD.                          AUTOTOTE SYSTEMS, INC.
("OWNER")                                            ("AUTOTOTE")



BY:      /S/ ROBERT L. BORK                 BY:   /S/ BROOKS PIERCE
     ROBERT L. BORK, SENIOR VP AND GM         BROOKS PIERCE, PRESIDENT, ASI


                                    EXHIBIT A
                                 OWNER ACTIVITY
                      AUTOTOTE SERVICE HOURS AND PERSONNEL



Activity of Owner:         Pari-Mutuel Wagering

Services shall commence no sooner than (1) hour prior to scheduled post time for the first race, live and or simulcasting and shall be exclusively limited (unless otherwise agreed) to a maximum of eighteen (18) hours per day, seven days a week (such betting period being defined as "Performance").



                                    EXHIBIT B
                                    SYSTEM(S)

         The System shall calculate odds, wagers and pay-offs of wagers at the Facility and the display of such information. Autotote shall be under no obligation to furnish equipment or services in excess of the quantities specified in this Agreement, unless and until an agreement in writing is executed by the parties providing for such additional equipment.

         The System shall consist of:

Autotrak II Sell/Cash Totalisator System consisting of:

         Digital VAX Computers
         Disk Units
         Mag Tape Units
         High Speed Line Printers
         Board Control Units
         Color Video Channels
         Consoles
         Logging Printers
         Tote Control Desk
         Communication Controller for Terminals
         Up to 130 Smart Probe Sell/Cash Terminals, 25 Sams in a Can and
             75 SAM head modules (with requisite smart or dumb Probe
             Terminals) (with Brander and Bet Slip Reader in all terminals) Lampboxes and associated equipment required for present infoeld display board for the live racing season only (including auxiliary odds boards)
         Magnetic Tape Storage Cabinet w/set of Magnetic Tapes to store History of Performances for One Full Season, or other time period required by the Texas Racing Commission
         Autotrak II Sell/Cash software
         Uninterrupted Power Supply (UPS) unit for Computer Room
         Motorola Beeper System with Beepers
         50 VDC 100 Amp Motor Generators

         *Live racing season only

AUTOTOTE RESERVES THE RIGHT TO SUBSTITUTE EQUIVALENT FUNCTION COMPONENTS IN PLACE OF ANY OF THE ABOVE ITEMS.


                The System shall have the following minimum capabilities:

         1. The central totalisator system shall accurately total the amounts wagered in all pools in Autotote's standard U.S. on-track/ITW/OTB pari-mutuel wagering program. It shall provide a record of all such totals and be capable of transmitting to the appropriate display board at regular intervals the data presently prescribed for display on such board. The system shall be capable of performing the following functions:


         A) Accepting wagers on a maximum of sixteen (16) runners per live/simulcast race in each of the pools referred to in paragraph 1 above and posting said numbers, results and prices to the fieldboard.

         B) Accepting wagers in any integral multiple of $1 to a maximum of $1,000.

         C) Accepting and storing wagers on each race and pool held or operated at the site from the time of opening of pari-mutuel wagering at the site on the day such race or pool is held or operated, and ending at the time of closing of pari-mutuel wagering for such race or pool. Also, accepting and storing wagers for any one future race or performance on specified pools up until the time of closing of wagering for such future race or performance.

         D) Providing those reports listed in Exhibit B-1 attached hereto.

         E) Providing for an accounting of outstanding live tickets as an integral part of the system during the racing season in which such outstanding tickets were purchased. At the conclusion of such racing season, Autotote shall deliver to Owner such listing of outstanding tickets listing serial number, date of purchases, bet details and value of each such ticket.

         F) Canceling any ticket prior to the close of wagering of the race for which the ticket was purchased, and reducing the appropriate pool or pools by the amount(s) so wagered.

         G) Provide for the display of live wagering information on the fieldboard.

         H) Making available up to six (6) channels of color video output to racetrack closed-circuit TV supplier for use over such network.

         I) Provide update information for the following video display units:

                  (1) Executive Information Console - The Executive Information Console is an additional control console provided to allow a racetrack's management the ability to obtain the most current information and statistics about the currently running performance. This console can be used to report a variety of types of information, such as total money wagered during the performance or betting totals of a specified race, that may be relevant to the racetrack management.

2.       TERMINALS

         A) Each terminal shall be capable of:

                  (1) Printing and issuing standard length tickets for all pools and denominations as described in paragraph 1.a.

                  (2) Reading, transmitting to and receiving from the central totalisator data for betting slips and cashing winning tickets and branding on such winning tickets their total value and an integral portion of their unique serial number.

                  (3) Accommodating up to four compound wagers on each standard length ticket issued.

                  (4) Providing status indicators and error messages to terminal operators.

                  (5) Providing special terminal functions to the terminal operators which allow them to report to the system draws or returns of cash and final cash balance at end of performance, inquire of the system current cash position and convert their terminal to calculator mode.

                                  EXHIBIT "B-1"
                              LINE PRINTER REPORTS

The following reports are provided:

         CYCLIC REPORTS (Totals, Odds, Probable Pays)
         REFUNDS REPORT
         RESULTS AND DIVIDENDS REPORTS
         PRICE CALCULATION REPORTS
         WILL-PAYS REPORTS
         TELLER BANK BALANCE REPORT
         FINAL TELLER BALANCE REPORTS (with Overs and Shorts)
         WINDOW BALANCE REPORTS
         WINDOW ALLOCATION REPORTS
         PERFORMANCE POOL TOTALS REPORT
         PERFORMANCE SALES SUMMARY REPORT
         SALES SUMMARY REPORTS (by Pool)
         IRS REPORT
         CASHED TICKETS REPORT
         UNCASHED TICKETS REPORT
         CASHING SUMMARY REPORTS (All Cashing Activity)
         PERFORMANCE PARAMETERS REPORT
         BETTING ACTIVITY BREAKDOWN BY BET TYPE AND TICKET COUNT
         WINDOW TRANSACTION REPORTS
         HISTORY REPORTS

         Supplied if Applicable:

         ADVANCE POOL TOTALS REPORTS
         PURGED TICKETS REPORT (Overage unpaid winners)
         FUTURE DAY POOLS REPORT
         FUTURE DAY BETTING SUMMARY REPORT

Teller Histories will be supplied on request for up to an average of three (3) tellers per performance. Charges will be billed for Autotote's labor for all Teller Histories in excess of that amount.


                                    EXHIBIT C
                        AUTOTOTE MAINTENANCE OBLIGATIONS

(A) EXCEPT AS HEREIN PROVIDED, AUTOTOTE SHALL BE UNDER NO OBLIGATION TO FURNISH SERVICES TO OWNER IN EXCESS OF THOSE SPECIFIED HEREIN, NOR SHALL OWNER BE ENTITLED TO ADDITIONAL SERVICES UNLESS A SUPPLEMENTARY AGREEMENT IS ENTERED INTO BETWEEN AUTOTOTE AND OWNER, PROVIDING FOR THE DESIRED ADDITIONS, UPON TERMS ACCEPTABLE TO AUTOTOTE AND OWNER.

(b) Maintaining in an efficient operating condition during the term of this Agreement, all frames, switches, accessories, wires, interconnecting cables and other portable equipment necessary for the operation of the System which are supplied by Autotote (provided, that failure of any one or more of these items shall not be construed as a failure of the System, nor shall Autotote have any liability because of such failure except as provided in item 2 of Exhibit G).

(c) Should additions to the services be necessary after the initial permanent installation of the System Autotote shall furnish all necessary DC and signal installation materials and equipment required for the electrical installation of the "Tote" room, the selling lines and in the public display board, the cost of such materials shall be borne by Owner at competitive prices in effect at the time of delivery.

(d) To provide, at Autotote's expense, the necessary high speed printer paper and logging teleprinter paper as may be required for use with the System. Betting slips and other stationary supplies as may be required for use with totalisator system shall be for Owner's account at the competitive prices in effect at the time of delivery.

(e) To notify Owner of new or improved services perfected by Autotote and to implement changes in the services provided hereunder to reflect such of the new or improved services as Owner may desire, provided that Owner shall pay for all such modifications and changes provided by Autotote at the cost no greater than that offered Autotote's largest customers, in addition to the sums payable under Exhibit F.

(f) To furnish and maintain on each wagering day, at its expense, the personnel necessary for Autotote to perform the Services, including operating the central controls and maintaining the System in efficient operating condition, as described in Exhibit A and A-1.

(g) To maintain adequate fire insurance, theft, vandalism and riot insurance coverage on the System and on all ancillary materials and equipment which are required by Autotote in order to perform the services, which are the property of Autotote.

(h) To carry workers Compensation insurance on its own employees. To carry public liability insurance in an amount of $10,000,000 coverage on its own equipment and the System and name Owner as additional insured. Autotote will Owner with a certificate of insurance inentifying Owner as a named insured.

(i) To furnish all necessary ticket paper for the Sell/Cash terminals.


                                    EXHIBIT D
                             OWNER RESPONSIBILITIES


(a) Owner, in accordance with instructions furnished by Autotote, shall provide:

(i) The security needed to ensure the physical safety of the System against injury from any cause whatsoever, excluding Force Majeure events, (including, but not limited to, trespass, damage, interference by other persons or cannibalism).

(ii) Adequate electrical power for the proper operation of the System. For this purpose incoming power lines having sufficient capacity shall be brought from the local utility to the "Tote" room and the selling lines, and the display board, and distributed and terminated at locations as specified by Autotote.

(iii) A "Tote" room of sufficient size to house and permit the maintenance of the central control equipment in a secure manner with an efficient layout, free from dampness and reasonably free from dust, with necessary air conditioning, suitable lighting and with adequate entrances capable of being secured so to limit access to such control room.

(iv) Teller windows having ticket counters of sufficient size and structural strength to accommodate Autotote's ticket issuing machines in areas reasonably free from dust and dirt.

(v) A fieldboard structure sufficiently secure and with adequate ventilation, interior lighting and AC electric power to permit the accomodation and satisfactory operation of fieldboard display equipment.

(vi) Adequate and appropriate facilities, under the exclusive control of and reasonably satisfactory to Autotote for proper maintenance of its materials and equipment and for the safe and secure storage of ticket paper and other supplies.

(vii) Adequate and appropriate rest rooms, convenient free parking, and other facilities for Autotote's personnel on a par with facilities provided for other similar level personnel employed by Owner at the Facility.

(b) After the initial permanent System installation, Owner will furnish, at its expense, all necessary labor required for requested additions to the installation of the System agreed to by Owner, which labor includes the laying, pulling, connecting and terminating of all necessary cables, terminals, switches, junction boxes, and other similar material, as required in the "Tote" room, display boards, ticket selling lines, judges and/or stewards locations, mutuel manager and head banker locations, which services shall be performed in accordance with Autotote's specifications, provided if the changes are required because the System is not performing to the standards provided in this Agreement, Autotote shall pay thise costs.

(c) Owner shall accept shipment of, store, and care for at its risk, sufficient terminal printer ribbons and Ticket materials furnished by Autotote for one Season. Owner agrees to pay for any special Ticket paper that it requests Autotote to provide, and shall accept the same in Autotote's then current minimum quantities and at Autotote's then current prices.

(d) Owner shall ensure that its employees who are engaged in the cashing of tickets conform to the procedures prescribed by Autotote and to exercise reasonable care in the examination and determination of the genuineness of tickets presented for cashing.

(e) Owner shall notify Autotote in writing of the racing days allotted to it by the appropriate governmental authority each year during the term of this Agreement at least sixty (60) days prior to the start of such racing days and will not change without good cause such dates including the number of performances, including matinees (two (2) performances on one (1) day) if applicable, and the beginning and closing dates of any performances. Autotote shall have the right to remove any of its personnel, materials and equipment at any time during the term of this Agreement when wagering is not scheduled at the Facility and is not expected to resume for more than twenty one (21) days, but no removal shall in any way effect Autotote's obligation, subject to sixty (60) days written notice except as provided herein, to return the necessary materials and equipment and reinstitute the Services for operation on all wagering days at the facility, provided such wagering days fall within the beginning and closing dates of any performances as previously notified and herein specified. If during any scheduled racing period wagering does not, for any reason other than a default by Autotote, commence as scheduled, or having commenced, is interrupted and is expected to continue for more than twenty one (21) days, Autotote shall have the right to remove its personnel, materials and equipment from the Facility. In such case Autotote shall be obligated to reinstate the Services at the Facility so as to not delay the comencement of wagering after receipt by Autotote of written notice that wagering is to commence or resume and the original closing date of the performances may at Owner's option, be extended by the number of performances that wagering did not take place in accordance with the original schedule.

(f) Owner shall cooperate in every way with Autotote in the installation and operation of the System and to make available to Autotote such facilities as may be required to perform the necessary System testing operations, provided that the same not intercede with normal operations.

(g) Owner shall render such investigative assistance to Autotote as Autotote may request in connection with discovering the source of counterfeit Tickets.

(h) Owner shall make, at its own expense, such additions or alterations to its own premises as may be necessary for the installation and operation of the System and reasonable agreed to by Owner. If the proposed modification is not made, Autotote shall not be liable to Owner for any damages as a result of the failure to make such modification. Owner shall pay all costs of any alterations in or additions to the Facility or the permanent equipment (other than equipment to be furnished by Autotote) installed at, or renovations to, the Facility that are reasonably required in order to permit the installation of the System, and for any necessary replacement of cables therefore purchased, or required to be furnished pursuant to this Agreement, unless replacement is necessitated by the negligence or misconduct of Autotote, by Owner. Owner shall provide Autotote with written notice of the desired alterations, additions or replacements not less than ninety (90) days prior to the date said alterations, additions or replacements are to be completed. Such alternations, additions or replacements shall not exceed the capacity of the System. In carrying out its undertaking hereunder, Owner may be required to provide new structures or housing for the materials and equipment utilized by Autotote in performing the Services hereunder, or to alter its existing structures or housing for such purpose. In such event, it will furnish at its expense, all materials and labor required for such structures or housing in accordance with specifications supplied by Autotote, including opening and closing walls, floors or ceilings, clean-up and disposition of refuse, and repair of any damage to buildings, grounds, track, plantings, etc. caused by installation, provided such damage was not caused by negligence of Autotote.

(i) During the term of this Agreement, Owner, at its own cost and expense, shall procure and keep in force all permits and licenses required by law that are necessary in order to permit it to conduct licensed events at the Facility and to discharge its obligations under this Agreement and shall comply with all applicable laws and regulations.

(j) Owner will keep proper records and books of accounts and make true and complete entries therein of all appropriate information relating to the operation of wagering at the Facility.

(k) Owner will pay the cost of any alterations in or additions to the Services, including programming changes, as may hereafter be desired by Owner, and such alterations, if practicable, will be made by Autotote promptly after receipt from Owner of its written request therefor and at a cost no greater than that offered Autotote's largest customers.

(l) Owner will furnish, at its own expense, an adequate staff of paper changers, tellers, mutuel personnel and any other personnel as are required in connection with the operation of the wagering at the Facility, except for the personnel to be furnished by Autotote. Owner's paper changers, tellers, mutuel personnel and any other personnel will operate the terminals strictly in accordance with Autotote's instructions, will account as required to Autotote's Manager at the Facility for all rolls of ticket paper and will not otherwise attempt to handle or operate the System.

(m) Owner will afford Autotote and its duly authorized agents or representatives access at all reasonable times to the buildings and premises at the Facility and will permit Autotote and such agents or representatives to inspect during each wagering day and at all other reasonable times the record sheets, books of account and other relevant information kept by Owner with respect to the operation of wagering at the Facility and will furnish Autotote with duplicate copies of all sheets required by it to verify the operation of the wagering, including the mutuel's recapitulation sheets, ticket summary sheets and any other pertinent records, which shall be kept confidential by Autotote.

(n) Owner will not use the System for any purpose other than as specified in this Agreement and will not permit any part of the System to be removed from the Facility by persons other than agents or employees of Autotote.

(o) Owner will, at its expense, furnish electricians to maintain and service the electric power facilities required to be furnished by Owner as provided in subsection (a)(ii).

(p) Owner will take, at its expense, all necessary measures to keep the System materials and equipment kept by Autotote at the Facility free from any restraint, levy, execution or seizure or other process of law arising from any acts or omissions of Owner or its agents(s) or representative(s) which would in any way impair the title of Autotote to such System, materials and equipment or possession or repossession thereof when permitted under this Agreement. At Autotote's request, it will provide Autotote with a waiver of landlord's lien.

(q) Owner will comply with all rules, laws, ordinances and lawful requirements of every government, county, state or municipality, department, bureau or board which may arise out of or in connection with the possession, use and/or operation of wagering at the Facility including fire insurance underwriters' requirements. Owner shall also furnish, at its expense, the safety devices needed to comply with such requirements.

(r) Owner will maintain and furnish to Autotote a list of persons authorized to have access to any room or structure housing any part of the System, which list shall specify the particular position to which each such person is assigned and the place or location of employment, the persons to which each such person is assigned and the place or location of employment, the persons on such list being subject to the approval of Autotote, which approval shall not be unreasonably withheld. It will not permit access to the "Tote" room by any unauthorized persons and Autotote shall cooperate. Owner and Autotote each agrees to indemnify the other for damages or loss to Autotote caused as a result of access to the secured areas having been given by Owner or its employees or agents ;or Autotote or its employees or agents

(s) Owner agrees to assist Autotote in establishing a System hub at Sam Houston Race Park and to cooperate and provide assistance to tracks and OTBs remotely connected to the hub, including but not limited to, sharing comunications costs, providing the downloading of simulcast and live program information, training personnel and providing access to host racetracks through Sam Houston Race Park simulcast contracts.

(t) Owner releases Autotote from any obligation to purchase box seats at Sam Houston Race Park.

(u) Owner agrees to release fifteen (15) smart Probes from the amounts committed to by Autotote on Exhibit B. Autotote agrees to resupply said terminals to Owner for use on Kentucky Derby Day, Breeder's Cup Day, the Fourth of July, the Texas Day of Champions, Connally Cup Day and Mystery Voucher Day. The parties agree to review terminal inventory annually to adjust said invetory as attendance and wagering levels warrant.



                                    EXHIBIT E
                                  INSTALLATION


                            INTENTIONALLY LEFT BLANK




                                    EXHIBIT F
                                 PRICE STRUCTURE

1.  Owner agrees to pay

         (a)  .0045 of all gross monies wagered annually;

         (b)  .0400 of all gross monies above $100 million wagered annually;

         (c) In the event the annual handle is less than $100 million in any year during the term of this Agreement, Owner will pay to Autotote a fee of .0050 of all gross monies wagered in the following year. If during this following year the gross monies wagered is less than $100 million, Owner will pay to Autotote a fee of .0050 of all gross monies wagered in the following year and for every successive year during the term of this Agreement during which the previous year the gross monies wagered is less than $100 million. If in such successive year the gross monies wagered exceeds $10 million, the fee will return to that described in (a) and (b) above for the year following.

         (d) Fifteen dollars ($15) per week for each SAM head module or Sam in a Can with a minimum of 100 such terminals or greater amount as requested by Owner. Each additional SAM head or Sam in a Can will also be fifteen dollars ($15) per week.

2. Autotote will provide Intertrack-Wagering ("ITW"), Direct Track Interface ("DTI") and interface services to Owner as further described in Exhibit F-1.

3. All amounts due shall be payable weekly without deduction not later than Friday of the following week. If all amounts are not paid within fourteen (14) days after the due date, interest at the rate of one and one half percent (1 1/2%) per month or to the extent allowed by law if less, starting from the day immediately following the due date shall be imposed on such amounts. Said default interest rate shall apply with respect to all amounts due under the Agreement.

4. Autotote agrees that if any other Autotote customer within the State of Texas obtains an agreement for a Totalisator System that is more favorable in either price or conditions than is provided Owner under this Agreement, Autotote will amend this Agreement to meet the best of those prices or conditions effective immediately.


                                   EXHIBIT F-1
                                  DTI SERVICES


A. Inter-track Wagering (ITW) For Racing at Facility (Host Racetrack). Autotote will provide ITW services to Owner for ITW common pool pari-mutuel wagering on races conducted at Owner's Facility. For this ITW service Autotote is to be paid .00125 of all monies accepted in Autotote's Totalisator system through DTI from out of state guest or other in state guest racetracks, such amount to be invoiced to and paid by guest racetracks (except any other track sharing the hub with Owner). In no manner is Sam Houston to be liable for said fees described in this section.

B. Direct Track Interface (DTI) From Owner's Racetrack (Guest Racetrack) For Pari-mutuel Wagering on Racing at Remote Racetracks.
         Autotote shall provide totalisator services utilizing its computer programs, equipment and personnel for pari-mutuel wagering conducted at Owner's racetrack on races conducted at remote racetracks. For this service Owner agrees to pay to Autotote .00125 of all monies wagered at Sam Houston Race Park on other Autotote remote racetracks, except any other track sharing the hub with Owner. This fee (.00125) is in addition to the handle rate described in Exhibit F.


                                   EXHIBIT F-2
            LIST OF INITIAL PERMANENT INSTALLATION EQUIPMENT PROVIDED
                BY AUTOTOTE FOR INITIAL TOTALISATOR INSTALLATION

                            INTENTIONALLY LEFT BLANK



                                    EXHIBIT G
                               CERTAIN LIABILITIES

1. Autotote shall reimburse Owner for all amounts which Owner shall be required to disburse by reasons of errors made by Autotote or its employees or its equipment other than as provided for in Section 7(a) of the Agreement and
Section 2 of Exhibit G, provided however that in arriving at the amount, if any, to be reimbursed, Autotote shall receive credit for all like overages and, provided further that Autotote shall not be required to make a reimbursement if any error is due to the gross negligence or wilfull misconduct of Owner or any of its employees, the State or any of its employees, or acts of other parties for whom Autotote is not responsible and provided further that Autotote shall not be required to reimburse Owner for any errors regardless of cause in pools in which winning tickets in a prior division of the pool are exchanged for tickets in a subsequent division of that pool. . The limitation of liability contained in Section 2 hereof, applies to this section.

2. If the failure of the System to operate efficiently or without interruption shall be due to any acts other than those enumerated or referred to by reference in Section 7 of the Agreement, or other than as a result of the failure of Owner to perform its obligations hereunder, then Owner shall be entitled to liquidated damages in an amount to be calculated as follows: five percent (5%) of the difference between the amount of money handled on the day of such interruption and the amount of money handled on a comparable day during the current race meeting; in the event there is no comparable day in the current race meeting, then the amount to be paid by Autotote to Owner shall be five percent (5%) of the difference between the amount of money handled on a comparable race day of the season immediately preceding. In no event shall Autotote be obligated to pay to Owner a sum exceeding:

     (i) One Hundred Thousand dollars ($100,000) in respect of any live/simulcasting racing day or

     (ii) Five Hundred Thousand dollars ($500,000) in respect of any year during the term of this Agreement.

If Owner enforces a claim for damages it will be entitled to receive interest from fourteen (14) days after the due date at two percent (2%) per month or the highest lawful rate of interest, whichever is the lower amount and reasonable attorney fees.


3. If at any time during the term of this Agreement, any kind of a tax, license, duty, commission or fee shall be imposed upon or levied or assessed against Autotote by any governmental or other authority, or on the installation, use or the Services provided under this Agreement, or the receipt of monies hereunder, Owner agrees to pay to Autotote an amount equivalent thereto, together with any penalties or interest assessed thereon, such payment to be made by Owner as and when such tax or fee is assessed. If Owner fails to pay any such amounts as aforesaid, then Owner shall be charged interest at the rate of one and one half percent (1 1/2%) per month or to the extent allowed by law if less, starting from the day after the due date, and Autotote may, by fourteen (14) days prior written notice to Owner, terminate this Agreement and be relieved and discharged from any and all further responsibility, liability, or obligations hereunder. In the event Autotote terminates the Agreement as provided herein, Owner shall remain liable as aforesaid for payment of such tax or fee, and any penalty or interest accrued thereon, or if Autotote fails to contest the validity of any such tax or fee after written demand by Owner, Owner, at its expense, may contest the validity thereof in the name of Autotote. Nothing herein contained shall make Owner responsible for federal, state or municipal income taxes of Autotote by reason of the receipt of payments hereunder, franchise fees or state and local property taxes applicable to Autotote equipment at Owner's Facility. If, by reason of its use of the Services provided by Autotote under this Agreement, Owner is assessed or has imposed or levied upon it any tax or fee by any governmental authority, Owner agrees to pay such taxes or fees directly to the appropriate taxing authority and also agree to provide to Autotote, from time to time as required by Autotote, documentation as proof that such taxes or fees have been paid.

4. Autotote shall not be liable either directly, indirectly or consequentially for any counterfeit, altered, or illegally printed tickets, unless Autotote or its agents are negligent in accepting same. Autotote shall be liable, however, for all amounts as branded by the Sell/Cash Terminals on any counterfeit, altered, or illegally printed tickets on which the branded serial number digits are identical to those of such tickets. However, Autotote shall not be liable for such counterfeit, altered, or illegally printed tickets arising out of wilfull misconduct or negligence by Owner or its employees or agents, or by wilfull misconduct or negligent failure of Owner to provide proper security.


                           AUTOTOTE SERVICES AGREEMENT
                                      INDEX

SECTION

1 - Furnishing of System(s) and Service(s)
2 - Owner Responsibilities
3 - Installation
4 - Price(s) and Payment
5 - Term
6 - Special Termination
7 - Warranty
8 - Patent Infringement
9 - Force Majeure
10 - Ownership Right and Confidential Information
11 - Limitation of Liability
12 - Indemnity
13 - Default
14 - Arbitration and Remedies
15 - Responsibilities
16 - Entire Agreement
17 - Waiver
18 - Assignment
19 - Notice
20 - Removal of Equipment
21 - Governing Law

EXHIBITS

A- Owner Activity                                                     EX-1
B - System(s)                                                         EX-2
         B-1 - Line Printer Reports                                   EX-5
C - Autotote Maintenance Obligation s                                 EX-6
D - Owner Responsibilities                                            EX-7
E - Installation                                                      EX-12
F - Price Structure                                                   EX-13
         F -1 - ITW and DTI Services                                  EX-14
         F -2 -Permanent Installation Materials Provided by Autotote  EX-15
G - Certain Liabilities                                               EX-16